UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2023

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

Appointment of John Trizzino as President and Chief Operating Officer

On November 17, 2023, the Board of Directors (the “Board”) of Novavax, Inc. (the “Company”) approved the appointment of John J. Trizzino to the newly created role of President and Chief Operating Officer of the Company, effective November 20, 2023. In connection with this appointment, Mr. Trizzino’s annual base salary will be increased by $50,000 to $570,000. Otherwise, Mr. Trizzino will continue to be compensated in accordance with the terms of his Employment Agreement with the Company, dated February 26, 2014, as amended.

Retirement of John A. Herrmann III

On November 13, 2023, John A. Herrmann III informed the Company of his intention to retire from his role as Chief Legal Officer and Corporate Secretary, effective December 8, 2023. Mr. Herrmann will continue to provide consulting services to the Company following his retirement, as further described below.

In connection with his retirement, the Company and Mr. Herrmann entered into a consulting agreement (the “Consulting Agreement”) on November [17], 2023, pursuant to which Mr. Herrmann will serve as the Company’s Senior Advisor for legal matters and will provide consulting and advisory services to the Company following his retirement until December 10, 2024 (subject to earlier termination or extension, the “consulting period”). The Consulting Agreement provides that Mr. Herrmann will receive a consulting fee (the “Consulting Fee”) of $44,167 per month and, subject to the recommendation of the Chief Executive Officer and approval of the Compensation Committee of the Board, a one-time incentive payment in respect of the 2023 bonus he would have received if his employment had continued, pro-rated to reflect the portion of the year during which Mr. Herrmann served as our Chief Legal Officer and Secretary. The equity awards previously granted to Mr. Herrmann will continue to vest based on his continued service during the consulting period in accordance with their existing terms, and any stock options that remain outstanding and unexercised as of the last day of the consulting period will remain exercisable for a period of 90 days following the end of the consulting period (collectively, the “Equity Treatment”).

Under the terms of the Consulting Agreement, if Mr. Herrmann’s service is terminated by the Company without cause or if Mr. Herrmann terminates his service with the Company for good reason (each, as defined in the Consulting Agreement) prior to the end of the consulting period (but not, for the avoidance of doubt, during any extension of the consulting period following December 10, 2024), the Company will pay Mr. Herrmann, in a lump sum payment, the amount of unpaid Consulting Fees, if any, that would otherwise be payable from the date of termination through December 10, 2024 and his outstanding equity awards will remain eligible for the Equity Treatment through such date.

The post-termination period applicable to Mr. Herrmann’s current non-competition, as modified by the Consulting Agreement, and non-solicitation covenants will commence upon his retirement with the Company.

The foregoing description of the material terms of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which will be filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 7.01. Regulation FD Disclosure.

A press release regarding the appointment of Mr. Trizzino as President and Chief Operating Officer, the retirement of Mr. Herrmann, and the appointment of Mark Casey as Chief Legal Officer and Secretary is furnished as Exhibit 99.1 to this Current Report on Form 8-K

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated November 17, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAVAX, INC.

Date: November 17, 2023	By:	/s/ James P. Kelly
	Name:	James P. Kelly
	Title:	Executive Vice President, Chief Financial Officer and Treasurer